As filed with the Securities and Exchange Commission on January 5, 2010

Registration No. 333-134977

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CANDELA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	04-2477008
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

530 Boston Post Road
Wayland, Massachusetts 01778
(Address of Principal Executive Offices, including Zip Code)

Second Amended and Restated 1998 Stock Plan
(Full Title of the Plan)

Paul R. Lucchese
Candela Corporation
530 Boston Post Road
Wayland, Massachusetts 01778
 (Name and Address of Agent for Service)

(508) 358-7400
(Telephone Number, including Area Code, of Agent for Service)

Copies to:

Gene Kleinhendler, Adv. Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. One Azrieli Center Round Building Tel Aviv, 67021 Israel Tel: +(972-3) 607-4444	Fabian Tenenbaum Syneron Medical Ltd. Industrial Zone, Tavor Building P.O.B. 550 Yokneam Illit, 20692 Israel Tel: + (972-73) 244-2202	John M. Mutkoski, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 Tel: (617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

DE-REGISTRATION OF UNSOLD SHARES AND WITHDRAWAL OF REGISTRATION
STATEMENT

This Post-Effective Amendment No. 1 to Candela Corporation's Registration Statement on Form S-8 (No. 333-134977), filed on June 13, 2006 (the "Registration Statement"), is filed to withdraw from registration all securities of Candela Corporation (the "Registrant") covered by the Registration Statement.

On January 5, 2010, the entire equity interest of the Registrant was acquired by Syneron Medical Ltd. ("Syneron") through the merger of an indirect wholly-owned subsidiary of Syneron with and into the Registrant (the "Merger").  As a result of the Merger, every share of the Registrant's Common Stock, $0.01 par value per share, outstanding prior to the Merger was converted into the right to receive 0.2911 ordinary shares of Syneron.  Accordingly, there are no longer any outstanding equity securities of the Registrant other than those owned by Syneron, and the offering pursuant to the Registration Statement has been terminated.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wayland, Commonwealth of Massachusetts, on January 5, 2010.

CANDELA CORPORATION

By: /s/ Gerard E. Puorro
Name: Gerard E. Puorro
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated

Signature	Title	Date
/s/ Gerard E. Puorro Gerard E. Puorro	Chief Executive Officer, President and Director (principal executive officer)	January 5, 2010
/s/ Robert E. Quinn Robert E. Quinn	Chief Financial Officer and Senior Vice President, Finance & Administration (principal financial and accounting officer)	January 5, 2010
* Kenneth D. Roberts	Chairman of the Board of Directors	January 5, 2010
* George A. Abe	Director	January 5, 2010
* Ben Bailey III	Director	January 5, 2010
* Nancy Nager	Director	January 5, 2010
* Douglas W. Scott	Director	January 5, 2010
* By: /s/ Gerard E. Puorro Name: Gerard E. Puorro Title: Attorney-in-Fact		January 5, 2010

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